Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Primus Telecommunications Group, Incorporated (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1) The name of the Corporation is Primus Telecommunications Group, Incorporated. The Corporation was originally incorporated under the name Global Telecommunications, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 4, 1994 and a Certificate of Amendment thereto was filed with the Secretary of State of the State of Delaware on February 28, 1996. The First Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 5, 1998 and a Certificate of Amendment thereto (the “Certificate of Amendment”) was filed with the Secretary of State of the State of Delaware on July 12, 2000 and August 7, 2006.

(2) The Corporation and certain of the Corporation’s direct and indirect subsidiaries filed a Joint Plan of Reorganization of Primus Telecommunications Group, Incorporated and its Affiliate Debtors which, pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), was confirmed by an order, entered on June 12, 2009, of the United States Bankruptcy Court for the District of Delaware, a court having jurisdiction of a proceeding under the Bankruptcy Code, and such order provides for the making and filing of this Second Amended and Restated Certificate of Incorporation.

(3) This Second Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment, and has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation and duly executed and acknowledged by an officer of the Corporation in accordance with Sections 242, 245 and 303 of the GCL.

(4) The text of the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment, of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Primus Telecommunications Group, Incorporated (hereinafter, the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of capital stock, consisting of (i) 80,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

(b) Common Stock. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote on all matters submitted to stockholders for a vote.

(c) Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(d) Preemptive Rights. The stockholders are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

(e) Nonvoting Equity Securities. Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)); provided, however, that the foregoing prohibition (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123(a)(6) of the Bankruptcy Code is in effect and (iii) may be amended or eliminated in accordance with applicable law. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH (including by merger, consolidation or otherwise) shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring, or any cause of action, suit or claim arising, prior to such repeal or modification.

SEVENTH: To the fullest extent authorized or permitted by law, as now or hereafter in effect, the Corporation shall indemnify and hold harmless, and advance expenses, each in the manner set forth in the By-Laws of the Corporation, to any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or manager of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Any amendment, modification or repeal (including by merger, consolidation or otherwise) of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a Covered Person existing at the time of such amendment, modification or repeal with respect to any acts or omissions of such Covered Person occurring, or any cause of action, suit or claim arising, prior to such amendment, modification or repeal.

EIGHTH: Any transfer or attempted or purported transfer of any shares of capital stock of the Corporation to any person that would place the Corporation in violation of Section 310(b) of the Communications Act of 1934, as amended (47 U.S.C. § 310), or any successor or similar statutory or regulatory restriction, shall be void and shall be ineffective as against the Corporation, and the Corporation shall not recognize the purported transferee as a stockholder of the Corporation for any purpose whatsoever.

The Board of Directors shall make such rules and regulations as it deems necessary and desirable to implement and enforce the provisions and intent of this Article EIGHTH to ensure the Corporation’s compliance with applicable law and to maintain accurate records of the shares of capital stock of the Corporation.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

ELEVENTH: The Corporation expressly elects not to be governed by Section 203 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed on its behalf this 1st day of July, 2009.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:	/s/ Thomas R. Kloster
Name: Thomas R. Kloster
Title: Chief Financial Officer

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